Exhibit (a)(1)(F)

INSTRUCTIONS

Forming Part of the Declaration of Status for Israeli Income Tax Purposes

I. General Instructions.  This Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or this Form, should be completed by holders of Shares who wish to tender their Shares pursuant to the Offer, and who are either:

(i) Non-Israeli Residents:  (1) hold less than 5% of the outstanding Shares of AudioCodes, (2) NOT “residents of Israel” for purposes of the Ordinance (See Instruction II below), and (3) DID acquire the Shares tendered on or after AudioCodes’ initial public offering on Nasdaq in June 1999; or

(ii) A Bank, Broker or Financial Institution Resident in Israel:  a bank, broker or financial institution that are “residents of Israel” within the meaning of that term in Section 1 of the Ordinance, that (1) is holding Shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders), and (2) is subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by them to such beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by AudioCodes pursuant to the Offer (an “Eligible Israeli Broker”). NOTE: AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THIS FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

Part I (Identification and details of Shareholder, including Eligible Israeli Broker).  You should complete Item 1, 2 and 5 through 8 and either (i) Item 3, if you are an individual, or (ii) Item 4, if you are a corporation (or limited liability company), trust, partnership, bank, broker, financial institution or other entity. If you hold less than 5% of the outstanding Shares of AudioCodes, you should complete Item 9.

Part II (Declaration by Non-Israeli Residents).  If you are NOT an Israeli resident, and acquired the Shares tendered on or after AudioCodes’ initial public offering on Nasdaq in June 1999, you should complete either Section A (for Individuals), Section B (for Corporations), Section C (for Partnerships) or Section D (for Trusts). If you do not mark a box you will be deemed to answer that the corresponding item is not correct with respect to you.

Part III (Declaration by Israeli Bank, Broker or Financial Institution).  If you are an Eligible Israeli Broker, you should mark the box in this Part.

Part IV (Certification) and Signature Block.  By signing this Form, you also make the statements in Part IV.

Inadequate Space.  If the space provided on this Form is inadequate, you should insert such details on a separate signed schedule and attached to this Form.

Determination of Validity.  All questions as to the validity, form or eligibility (including time of receipt) of this Form will be, subject to applicable law, determined by AudioCodes, in its sole discretion. None of AudioCodes, the U.S. Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any Form or incur any liability for failure to give any such notification. For more details, see Section 5 of the Offer to Purchase.

Questions and Requests for Assistance or Additional Copies.  Questions and requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth on the back cover. Additional copies of this Form may be obtained from Alliance Advisors LLC, the Information Agent.

The method of delivery of this Form is at your option and risk, and the delivery will be deemed made only when actually received by your Broker, the U.S. Depositary or the Israeli Depositary. If delivery is by mail, registered mail with return receipt requested, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent Forms will be accepted.

II. Definition of Resident of Israel for Israeli Tax Purposes

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

“(A) with respect to an individual — a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual’s immediate family;

(c) place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d) place of the individual’s active and substantial economic interests;

(e) place of the individual’s activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, “day” includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4) …;

(B) with respect to a body of persons — a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the “control and management” of its business is exercised in Israel, excluding a body of persons the control and management of whose business is exercised in Israel by an individual that has become a resident of Israel for the first time or that has become a Veteran Returning Resident, as provided in Section 14(A), and ten years have not yet lapsed from the date on which he became an Israeli resident as aforesaid, or by anyone on his behalf, provided that such body or persons would not be a resident of Israel even if the control and management of its business had not been executed by such individual or anyone on his behalf, unless requested otherwise by the body of persons.”

The above is an unofficial English translation of the Ordinance in the Hebrew language, and is provided for convenience purposes only. Please consult your own tax advisors to determine the applicability of these definitions to you.